Exhibit 10.10

May 26, 2005

John A. Tanner
1224 Serene Valley Court
San Jose, CA 95120

David J. Richter
825 Fifth Ave
#301
San Diego, CA 92101

Via Hand Delivery

  Re:
  280G Gross-Up Payments

Dear John and David,

        This letter will confirm the terms of your Section 280G coverage as to which we agreed in principle in November 2004 subject to approval by the Board of Directors.

        For the purpose of this agreement:

  •
  John Tanner and David Richter are referred to collectively as "Executives" and each individually as an "Executive."

  •
  "Change of Control" has the meaning set forth in each Executive's employment agreement with DivX, Inc. as amended.

  •
  "Company" means DivX, Inc.

        In the event that any payments or benefits to be received by one or more of Executives in connection with a Change in Control (collectively, the "Payments") will be subject to the excise tax (the "Excise Tax") imposed under Section 4999 of the Internal Revenue Code of 1986, as amended from time to time (the "Code"), then, subject to the two paragraphs immediately following this paragraph, Company shall pay to each Executive an additional amount (the "Gross-Up Payment") such that the net amount retained by each Executive, after deduction of any Excise Tax on the Payments and any Federal, state and local income and employment taxes and Excise Tax upon the Gross-Up Payment, shall be equal to the Payments to each Executive; provided, however, that in no event shall the Gross-Up Payment to the Executives exceed One Million Dollars in the aggregate. In the event that the Gross-Up Payment would exceed One Million Dollars in the aggregate, the Gross-Up Payment shall be divided between the Executives on a pro rata basis based upon their relative exposure to the Excise Tax (calculated without giving effect to any portion of the Gross-Up Payment). The Gross-Up Payment shall be made by Company to each Executive immediately upon the payment to each such Executive of the Payments.

        Notwithstanding the foregoing, in the event that (i) the Gross-Up Payment to the Executives would, but for the limitations set forth in the paragraph above, exceed One Million Dollars in the aggregate, and (ii) an Executive becomes entitled to a pro rata portion of the Gross-Up Payment based upon his or her relative exposure to the Excise Tax (as provided above), then, notwithstanding the foregoing, such Executive's Payments shall not exceed the Reduced Amount. The "Reduced Amount" shall be either (x) the largest portion of the Payments that would result in no portion of the Payments being subject to the Excise Tax or (y) the largest portion of the Payments, up to and including the total Payments, whichever amount, after taking into account (I) all applicable federal, state and local employment taxes, income taxes and the Excise Tax (all computed at the highest applicable marginal rate) and (II) the Gross-Up Payment, results in the Executive's receipt, on an after-tax basis, of the greater amount of the Payments notwithstanding that all or some portion of the Payments may be subject to the Excise Tax. If a reduction in payments or benefits constituting "parachute payments" is necessary so that the Payments equal the Reduced Amount, reduction shall occur in the following order unless the Executive elects in writing a different order (provided, however, that such election shall be subject to Company approval if made on or after the date on which the event that triggers the Payments occur: reduction of the Gross-Up Payment; reduction of other cash payments; cancellation of accelerated vesting of stock awards; reduction of employee benefits. If acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of the Executive's stock awards unless the Executive elects in writing a different order for cancellation.

        Except as otherwise provided in a written agreement between the Company and a Participant, any determination required under the immediately preceding paragraph shall be made in writing in good faith by the Accounting Firm (as defined below). For purposes of making the calculations required by this paragraph, the Accounting Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code and other applicable legal authority. The Company and the Executive shall furnish to the Accounting Firm such information and documents as the Accounting Firm may reasonably request in order to make such a determination. The Company shall bear all costs the Accounting Firm may reasonably incur in connection with any calculations contemplated by this paragraph.

        For purposes of determining whether any of the Payments will be subject to the Excise Tax and the amount of such Excise Tax, (A) all of the Payments shall be treated as "parachute payments" (within the meaning of Section 280G(b)(2) of the Code) unless, in the opinion of an accounting firm or consulting firm with particular expertise regarding Excise Tax ("Accounting Firm") reasonably acceptable to each Executive and selected by the accounting firm which was, immediately prior to the Change in Control, Company's independent auditor (the "Auditor"), such payments or benefits (in whole or in part) should not be treated by the courts as subject to the Excise Tax, (B) all "excess parachute payments" within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax unless, in the opinion of Accounting Firm, such excess parachute payments (in whole or in part) should not be treated by the courts as subject to the Excise Tax, and (C) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Auditor in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. The Accounting Firm shall not be a firm providing auditing or accounting services to any entity involved in the Change of Control. Fees and expenses of Accounting Firm and the Auditor shall be borne solely by Company.

        For purposes of determining the amount of the Gross-Up Payment, each Executive shall be deemed to pay Federal income tax at the highest marginal rate of Federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of each Executive's residence in the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in Federal income taxes which could be obtained from deduction of such state and local taxes.

Please contact the Company's CEO if you have any questions.

Sincerely,

DivX, Inc.

By:	/s/ R. JORDAN GREENHALL R. Jordan Greenhall CEO